Exhibit 10.36

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made as of [February    , 2012] by and among Roundy’s, Inc., a Delaware corporation (f.k.a.  Roundy’s Parent Company, Inc.) (“Roundy’s”) and Roundy’s Supermarkets, Inc., a Wisconsin corporation (“RSI”, and together with Roundy’s Inc., the “Company”), Darren W. Karst (“Executive”), and for purposes of Section 13(i) hereof, Roundy’s Acquisition Corp., a Delaware corporation (“RAC”).  Certain definitions are set forth in Section 9 of this Agreement.

WHEREAS, the Company and Executive are a party to that certain Executive Agreement, by and among the Executive and certain predecessors to the Company, effective as of June 6, 2002 and as amended on each of February 21, 2007, June 5, 2008, March 25, 2009, May 12, 2010 and May 13, 2011 (the “Original Agreement”) which governed, among other things, the terms and conditions of the Executive’s employment with the Company;

WHEREAS, Executive desires to continue to be employed by the Company, and the Company desires to continue to employ Executive and to be assured of its right to have the benefit of Executive’s services on the terms and conditions set forth in this Agreement; and

WHEREAS, the Company and Executive desire to enter into this Agreement to, among other things, (i) set forth the terms and conditions of Executive’s continued employment with the Company; and (ii) set forth the obligation of Executive to refrain from competing with the Company and its Subsidiaries (as defined below) under certain circumstances as provided herein.

NOW, THEREFORE, the parties hereto agree as follows:

1.             Employment.  The Company shall employ Executive, and Executive hereby accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the Effective Date and ending as provided in Section 4 hereof (the “Employment Period”).  Executive’s employment shall be “at-will” and may be terminated by either party at any time subject to the provisions contained herein.

2.             Position and Duties.

(a)           During the Employment Period, Executive shall serve as the Chief Financial Officer of the Company and shall have the normal duties, responsibilities and authority associated with such position subject to the power of the board of directors of the Company (the “Board”) to expand or limit such duties, responsibilities and authority and to override actions of officers.

(b)           During the Employment Period, Executive (i) shall report to the Chief Executive Officer of the Company (ii) shall devote substantially all of Executive’s business time and attention (except for permitted vacation periods, periods of illness or other incapacity, for service on the Board of Directors (or similar governing body) of any educational, civic, charitable or other organization which is exempt from taxation pursuant to Section 501(c)(3) of the Code, for service on other Boards of Directors (or similar governing body) of any other organization with the consent of the Board, which consent shall not be unreasonably withheld, (provided that none of such activities shall materially interfere with Executive’s duties to the

Company) and other permitted absences for which senior executive employees of the Company are generally eligible from time to time under the Company policies) to the business and affairs of the Company and its Subsidiaries, (iii) shall not engage in any other business activity without the prior written approval of the Board, and (iv) shall perform Executive’s duties and responsibilities hereunder to the best of Executive’s abilities in a diligent, trustworthy, businesslike and efficient manner.

3.             Compensation and Benefits.

(a)           Base Salary.  During the Employment Period, Executive’s base salary shall be $664,144 per annum or such other increased rate as the Board may determine from time to time (as adjusted from time to time, the “Base Salary”), which salary shall be payable by the Company in regular installments in accordance with the Company general payroll practices (but in any event no less often than payable in monthly installments).

(b)           Benefits.  During the Employment Period, Executive shall be entitled to five (5) weeks of paid vacation per annum and to participate in all of the Company employee benefit programs for which senior executive employees of the Company and its Subsidiaries are generally eligible.

(c)           Bonus.  Executive shall be eligible to receive an annual bonus following the end of each year during the Employment Period (the “Salary Bonus”) in accordance with the Company’s bonus plan as applicable to the Executive for the applicable year approved by the Compensation Committee of the Board of Directors of Roundy’s, based on a target bonus opportunity of at least 100% of the Employee’s Base Salary (the “Target Bonus”).  Such bonus, if any, shall be paid no later than March 15 of the year immediately following the end of the fiscal year of the Company for which it was earned.

(d)           Business Expenses.  During the Employment Period, the Company shall reimburse Executive for all reasonable expenses incurred by him in the course of performing his duties and responsibilities under this Agreement to the extent consistent with the Company policies in effect from time to time with respect to travel, entertainment and other business expenses for the Company senior executives, subject to the Company reasonable requirements with respect to reporting and documentation of such expenses.

(e)           Equity Awards.  The Executive shall be considered to receive equity and other long-term incentive awards under any applicable plan adopted by the Company during the Employment Period for which senior-level employees are generally eligible.

(f)            Payroll Withholding.  All amounts payable to Executive as compensation hereunder shall be subject to all withholding by the Company required under applicable law .

4.             Term; Termination; Severance.

(a)           The Employment Period shall commence on the date hereof and shall continue until the first to occur of (i) Executive’s death or Incapacity; (ii) a termination by the Company at any time with or without Cause; (iii) a termination by Executive at any time for any reason other than a termination for Good Reason (such a termination by Executive with Good

Reason shall be referred to herein as a “Voluntary Termination”); (iv) a termination by the executive for Good Reason; and (v) the third (3rd) anniversary of the date hereof (such third (3rd) anniversary, the “Initial Term End Date”); provided that the Employment Period will renew for a one (1)-year period (a “Renewal Period”) following the Initial Term End Date and, if applicable, any Renewal Period, unless either the Company or Executive notifies the other party of the intention not to renew the Agreement in writing at least sixty (60) days before the Initial Term End Date or the end of any such Renewal Period, as applicable.  Any termination of the Executive’s employment with the Company shall be a “Termination.”  The date of any termination of Executive’s employment with the Company shall be the “Termination Date.”

(b)           Upon any Termination, Executive shall be entitled to receive Executive’s Base Salary earned through Executive’s Termination Date, prorated on a daily basis together with all accrued but unpaid vacation time earned by Executive during the fiscal year in which such Termination occurs.  Except as set forth in this Section 4, Executive shall not be entitled to receive Executive’s Base Salary or any bonuses or other benefits from the Company for any period after the Termination Date.

(c)           In the event that Executive’s employment is terminated (i) by the Company with Cause, (ii) a termination by Executive without Good Reason, (iii) because of the Executive’s failure to extend Executive’s Employment Period hereunder beyond the Initial Term End Date or any Renewal Period, as applicable, or (iv) upon Executive’s death or Incapacity, the Company shall have no obligation to make any severance or other similar payment to or on behalf of Executive.

(d)           In the event that Executive’s employment is terminated by the Company without Cause, a Voluntary Termination or because of the Company’s failure to extend Executive’s Employment Period hereunder beyond the Initial Term End Date or any Renewal Period, as applicable, then following such Termination, and so long as Executive executes and delivers to the Company within forty-five (45) days following the Termination Date the General Release in the form, subject to any changes that may be reasonably required to effectuate a valid release/waiver under the Age Discrimination in Employment Act of 1967, of Exhibit A attached hereto, and provided further that the termination of Executive’s employment constitutes a “Separation from Service” within the meaning of Section 409A of the Code and the applicable regulations and other guidance promulgated by the Internal Revenue Service thereunder (“Code Section 409A”), the Company shall:

(i)            if such Termination does not occur within the twenty-four (24) month period following a Change in Control, pay Executive a total amount equal to the product of (A) two (2.0) and (B) the sum of Executive’s annual Base Salary and Target Bonus (as each is in effect on the Termination Date), paid pro-rata on a monthly basis over a period of twenty-four (24) months following such Termination; provided that to the extent that the payment of any such amount constitutes “nonqualified deferred compensation” for purposes of Code Section 409A, any such payment scheduled to occur during the first sixty (60) days following the Termination Date shall not be paid until the first regularly scheduled payment date of the Company following the sixtieth (60th) day following the Termination Date and shall include payment of any amount that was otherwise scheduled to be paid prior thereto;

(ii)           if such Termination occurs within the twenty-four (24) month period following a Change in Control, pay Executive a total amount equal to the product of (A) two and one-half (2.5) and (B) the sum of Executive’s annual Base Salary and Target Bonus (as each is in effect on the Termination Date), paid in a lump-sum on the first regularly scheduled payment date of the Company following the date that the General Release is effective and no longer subject to revocation; provided that to the extent that the payment of any such amount constitutes “nonqualified deferred compensation” for purposes of Code Section 409A, any such payment scheduled to occur during the first sixty (60) days following the Termination Date shall not be paid until the first regularly scheduled payment date of the Company following the sixtieth (60th) day following the Termination Date and shall include payment of any amount that was otherwise scheduled to be paid prior thereto;

(iii)          pay Executive a prorated portion (based upon the portion of the applicable performance period during which Executive was employed) of any Salary Bonus that may be earned in the performance period that includes the Termination, subject to the satisfaction of any applicable performance goals related thereto, and

(iv)          subject to (A) Executive’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), (B) Executive’s continued copayment of premiums at the same level and cost to Executive as if Executive were an executive-level employee of the Company (excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars), continued participation in the Company’s group health plan (to the extent permitted under applicable law and the terms of such plan) which covers Executive (and Executive’s eligible dependents) for a period of eighteen (18) months following the Termination Date at the Company’s expense, provided that Executive is eligible and remains eligible for COBRA coverage.

(e)           In the event that Executive’s employment is terminated within twenty-four (24) months following the consummation of a Change of Control or Executive resigns within twenty-four (24) months following the consummation of a Change of Control, then in addition to the benefits described in Section 4(d)(iv), the Company shall provide health coverage to Executive (and Executive shall bear 50% of the cost of such health coverage for Executive and his eligible dependents, “cost” for this purpose to mean the amount determined under Section 604 of the Employee Retirement Income Act of 1974, as amended (or any successor provision thereto)) until the earlier to occur of (x) Executive’s attaining the age of 65, and (y) Executive’s employment with another company offering comprehensive health benefits to Executive, provided that in the event Executive dies prior to attaining the age of 65, the Company shall provide health coverage to Executive’s spouse and his eligible dependents until Executive’s spouse attains the age of 65.  For purposes of the preceding sentence, the health coverage shall be substantially similar to the health coverage provided by the Company to a similarly-situated executive employee who has not incurred a termination of employment, and shall be subject to Section 4(f) below.  Each severance payment hereunder shall be payable in accordance with the Company’s normal payroll procedures and cycles, but no later than the last day of the Executive’s tax year following the year in which the expense was incurred and shall be subject to withholding of applicable taxes and governmental charges in accordance with federal and state law.  Notwithstanding the foregoing, to the extent that the benefits to be provided pursuant to this Section 4(e) become unenforceable, would result in a violation of applicable law or would jeopardize the tax status of the Company’s health plan, then prior to the occurrence of a Change of Control, the Company and Executive shall negotiate in good faith to agree to a cash payment to be provided by the Company to Executive in lieu of the benefits that would otherwise be required to be provided pursuant to this Section 4(e).

(f)            Any health benefits provided to Executive pursuant to the preceding Section 4(e) shall include reimbursement for only such expenses as are eligible for reimbursement pursuant to the Company’s other health insurance or self-insured health benefit plans as in effect from time to time for its other executive employees, and in any event shall include only expenses eligible under Section 213 of the Code (without regard to the requirement that such expenses exceed 7.5% of adjusted gross income).  In no event shall Executive be entitled to payment of cash or any other benefit, compensation or remuneration in lieu of or in exchange for any such health benefits, nor shall the amount of such benefits payable or reimbursable for any taxable year affect (positively or negatively) the amount of any such benefits payable or reimbursable in any prior or future taxable year.

(g)           After payment of the severance amounts described in this Section 4, the Company shall have no obligation to make any further severance or other payment to or on behalf of Executive except as otherwise expressly contemplated hereby, and the Executive acknowledges that such amounts are fair and reasonable, and are the Executive’s sole and exclusive remedy, in lieu of all other remedies at law or in equity, with respect to the termination of the Executive’s employment hereunder or any breach of this Agreement.  Notwithstanding the foregoing, in the event that Executive shall breach any of Executive’s obligations under Sections 5, 6 or 7 of this Agreement, then, in addition to any other rights that the Company may have under this Agreement or otherwise, the Company shall be relieved from and shall have no further obligation to pay Executive any amounts to which Executive would otherwise be entitled pursuant to this Section 4; provided that in the event Executive is either terminated or resigns within twenty-four (24) months following the consummation of a Change of Control, the Company shall not be relieved from, and shall be obligated to provide, health coverage that Executive is entitled to receive pursuant to the terms of Section 4(e); provided further that in order for the Company to be relieved of any of its obligations pursuant to this Section 4, either Executive shall have agreed in writing that a breach of his obligations under Sections 5, 6 or 7 has occurred, a court shall have determined that a material breach of his obligations under Sections 5, 6 or 7 has occurred, or pursuant to Section 13(m) herein, an arbitrator has determined that that a material breach of his obligations under Sections 5, 6 or 7 has occurred.

(h)           Code Section 280G.  To the extent that any amount payable to Executive hereunder, as well as any other “parachute payment,” as such term is defined under Section 280G of the Code, payable to or on behalf of Executive in connection with Executive’s employment by the Company or any of its affiliates, exceeds the limitations of Section 280G of the Internal Revenue Code such that an excise tax will be imposed under Section 4999 of the Code, Executive shall receive an additional “gross up” payment to indemnify Executive for the effect of such excise tax, subject to and on the terms and conditions set forth on Exhibit B attached hereto.

5.             Confidential Information.  Executive acknowledges that by reason of Executive’s duties to and association with the Company, Executive has had and will have access to and has and will become informed of Confidential Information.  During the Employment Period, Executive agrees to keep in strict confidence and not, directly or indirectly, make known, disclose, furnish, make available or use, any Confidential Information, except for use in Executive’s regular authorized duties on behalf of the Company.  Following the end of the Employment Period, Executive agrees to keep in strict confidence and not, directly or indirectly, make known, disclose, furnish, make available or use any Confidential Information in the Geographic Area.  Executive acknowledges and agrees that all documents and other property including or reflecting Confidential Information furnished to Executive by the Company or otherwise acquired or developed by the Company or Executive or known by Executive shall at all times be the sole and exclusive property of the Company.  During the Employment Period and thereafter, Executive shall take all necessary and appropriate steps to safeguard Confidential Information and protect it against disclosure, misappropriation, misuse, loss and theft.  Executive shall deliver to the Company at the termination of the Employment Period, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) relating to the Confidential Information, Work Product or the business of the Company which Executive may then possess or have under Executive’s control and shall erase all embodiments of the Confidential Information from all storage devices.  If Executive is required to disclose Confidential Information pursuant to any applicable law or court order, Executive shall provide the Company with prior written notice of the requirement for disclosure that details the Confidential Information to be disclosed and shall cooperate with the Company to preserve the confidentiality of such information to the extent possible.

6.             Inventions and Patents.

(a)           Executive acknowledges that all Work Product is the exclusive property of the Company.  Executive hereby assigns all right, title and interest in and to all Work Product to the Company.  Any copyrightable works that fall within Work Product will be deemed “works made for hire” under Section 201(b) of the 1976 Copyright Act, and the Company shall own all of the rights comprised in the copyright therein; provided, however, that to the extent such works may not, by operation of law, constitute “works made for hire,” Executive hereby assigns to the Company all right, title and interest therein.

(b)           Executive shall promptly and fully disclose all Work Product to the Company and shall cooperate and perform at the expense of the Company all actions reasonably requested by the Company (whether during or after the Employment Period) to establish, confirm and protect the Company right, title and interest in such Work Product.  Without limiting the generality of the foregoing, Executive agrees to assist the Company, at the Company’s expense, to secure the Company rights in the Work Product in any and all countries, including the execution of all applications and all other instruments and documents which the Company shall deem necessary in order to apply for and obtain rights in such Work Product and in order to assign and convey to the Company the sole and exclusive right, title and interest in and to such Work Product.  If the Company is unable because of Executive’s mental or physical incapacity or for any other reason (including Executive’s refusal to do so after request therefor is made by the Company) to secure Executive’s signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Work Product belonging to or assigned to the Company pursuant to Section 6(a) above, then Executive hereby irrevocably designates and appoints the Company and each of its duly authorized officers and agents as Executive’s agent and attorney-in-fact to act for and in Executive’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents or copyright registrations thereon with the same legal force and effect as if executed by Executive.  Executive agrees not to apply for or pursue any application for any United States or foreign patents or copyright registrations covering any Work Product other than pursuant to this paragraph in circumstances where such patents or copyright registrations are or have been or are required to be assigned to the Company.

7.             Non-Compete, Non-Solicitation; Non-Interference.

(a)           Executive agrees that, during the Employment Period, Executive shall not directly or indirectly own any interest in, manage, control, participate in (whether as an officer, director, employee, partner, agent, representative or otherwise), consult with, render services for, or in any other manner engage in any business located in the Geographic Area, which is, directly or indirectly, competitive with any business that the Company or any of its Subsidiaries engages in or proposes to engage in during the Employment Period.

(b)           Executive agrees that, during the Noncompete Period, Executive shall not, in any capacity that requires Executive to provide, in any material respect, services, advice, and or consultation similar to the services, advice and/or consultation he provided on behalf of the Company or any of its Subsidiaries during the Reference Period, manage, control, participate in (whether as an officer, director, employee, partner, agent, representative or otherwise), consult with, render services for, or in any manner engage in any business located in the Geographic Area which is, directly or indirectly, competitive with any business of the Company or any of its Subsidiaries.

(c)           Nothing herein shall prohibit Executive from being a passive owner of not more than 2% of the outstanding securities of any class of a corporation which is publicly traded, so long as Executive has no active participation in the business of any such corporation.

(d)           During the Employment Period and the Noncompete Period, Executive shall not directly or indirectly through another Person solicit or attempt to solicit, induce or attempt to induce any employee, consultant, agent, independent contractor or any other person otherwise engaged in a services or business relationship (including, without limitation, any customer, supplier, licensee, licensor or franchisee) with the Company or any of its Subsidiaries to leave the employ of or terminate or otherwise adversely alter such person’s relationship with the Company or any of its Subsidiaries, or in any way interfere with the relationship between the Company or any of its Subsidiaries and any such person; provided, however, Executive shall not be prohibited from engaging any such person (other than any employee, or any consultant or agent providing services substantially on a full-time basis to the Company or any of its Subsidiaries relating primarily to the Food Industries) which is also engaged by the Company or any of its Subsidiaries so long as any such engagement would not constitute a breach of this Section 7(d).

(e)           During the Employment Period and the Noncompete Period, Executive shall not directly or indirectly through another Person hire or otherwise engage services from any person who was an employee of the Company or any Subsidiary at any time during the sixty (60) day period immediately preceding the Termination Date.

(f)            During the Employment Period and the Noncompete Period, Executive shall not directly or indirectly through another Person acquire or attempt to acquire any business in the United States of America to which the Company or any of its Subsidiaries has made an acquisition proposal during the Reference Period relating to the possible acquisition of such business (an “Acquisition Target”) by the Company or any of its Subsidiaries, or take any action to induce or attempt to induce any Acquisition Target to consummate any acquisition, investment or other similar transaction with any Person other than the Company or any of its Subsidiaries.

8.             Enforcement.  If, at the time of enforcement of any covenant or agreement contained in Sections 5, 6 or 7 of this Agreement, a court shall hold that the duration, scope, or area restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed and directed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.  Because Executive’s services are unique and because Executive has access to Confidential Information and Work Product, the parties hereto agree that monetary damages would not be an adequate remedy for any breach of this Agreement.  Therefore, in the event a breach or threatened breach of this Agreement, the Company or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or similar relief in order to enforce, or prevent any violations of, the provisions hereof; provided that monetary damages for any breach of this Agreement shall be determined pursuant to arbitration in accordance with Section 13(m) herein.  In addition, in the event of a breach or violation by Executive of any covenant or agreement in Sections 7, the Noncompete Period set forth in such Section with respect to such covenant or agreement shall be tolled until such breach or violation has been duly cured.

9.             Definitions.

“Active Targets” means a company or a division of a company in the Food Industries which either the Company or any of its Subsidiaries has spent a significant amount of time investigating as a possible investment or acquisition candidate.

“Affiliate” of a Person means any other Person or investment fund controlling, controlled by or under common control with the Person and, in the case of a Person which is a partnership, any partner of the Person.

“Agreement” has the meaning set forth in the Preamble.

“Base Salary” has the meaning set forth in Section 3(a).

“Board” has the meaning set forth in Section 2(a).

“Cause” means (i) the commission by Executive of a felony or the commission by Executive of fraud with respect to the Company, any of its Subsidiaries or any of their customers or suppliers, and the fact of the commission of the felony or fraud by Executive (A) causes financial or reputational harm to the Company or any of its Subsidiaries, and (B) is determined by the Board in its good faith, reasonable judgment, (ii) failure to perform (other than due to Incapacity) duties of the office held by Executive as reasonably directed by the Board which duties are within the control of Executive, which failure, if curable, is not cured within fifteen (15) days after notice thereof to Executive (for avoidance of doubt, a failure of the Company or any of its Subsidiaries to achieve any level of financial performance, targets or goals is not a breach of this provision), (iv) gross negligence or willful misconduct with respect to the Company which causes financial or reputational harm to the Company in the good faith determination of the Company Board, or (v) any other breach of this Agreement, which breach, if curable, is not cured within fifteen (15) days after written notice thereof to Executive describing such breach with reasonable specificity.  In the event that Executive is terminated for Cause, Executive shall be entitled to deliver written notice to the Company within fifteen (15) days following such termination demanding that the determination of the existence of the commission of the felony or fraud by Executive which served as the basis of his termination for Cause be determined by arbitration in accordance with the procedures set forth in Section 13(m) hereof.  If the arbitrator determines that the commission of the felony or fraud by Executive which served as the basis of his termination for Cause did not exist, the termination shall be treated as a termination without Cause and the Company shall promptly pay and provide to Executive the compensation payments and other benefits that should have been made or provided since the Termination Date and shall continue to pay and provide any compensation payments and benefits that should continue to be provided in a termination without Cause and the Company shall pay the fees and expenses of Executive related to such arbitration.  If the arbitrator determines that the commission of the felony or fraud by Executive which served as the basis of his termination for Cause did exist, Executive shall promptly pay the fees and expenses of the Company related to such arbitration.

“Change of Control” means (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934), other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of Common Stock (as defined in the Incentive Plan), shall become the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934), directly or indirectly of more than 50% of the outstanding capital stock of the Company, (ii) consummation by the Company of a complete liquidation, or sale or disposition by the Company, of all or substantially all of it assets (determined on a consolidated basis); or (iii) consummation of any consolidation or merger involving the Company in which the Company is not the continuing or surviving entity or pursuant to which the capital stock of the Company is converted into cash, securities or other property, other than a merger or consolidation of the Company in which the beneficial owners of the capital stock of the Company outstanding immediately prior to the consolidation or merger hold, directly or indirectly, at least a majority of the capital stock of the surviving entity immediately after such consolidation or merger; provided, however, that notwithstanding anything to the contrary contained herein, a Change of Control shall be deemed not to have occurred (A) in the event that the Company has completed an initial public offering of its securities pursuant to the Securities Act, or (B) unless such event also constitutes a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, in each case as determined pursuant to Code Section 409A(a)(2)(A)(v).

“Code” means the Internal Revenue Code of 1986, as amended, and any reference to any particular Code section shall be interpreted to include any revision of or successor to that section regardless of how numbered or classified.

“Company” has the meaning set forth in the Preamble.

“Confidential Information” means all information of a confidential or proprietary nature (whether or not specifically labeled or identified as “confidential”), in any form or medium, that is or was disclosed to, or developed or learned by, Executive in connection with Executive’s relationship with the Company or any of its Affiliates prior to the date hereof or during the Employment Period and that relates to the actual or anticipated business, products, services, financing, research or development of the Company or any of its Affiliates or their respective suppliers, distributors or customers.  Confidential Information includes, but is not limited to, the following: (i) internal business information (including information relating to strategic and staffing plans and practices, business, training, marketing, promotional and sales plans and practices, cost, rate and pricing structures, accounting and business methods); (ii) identities of, individual requirements of, specific contractual arrangements with, information about and confidential and proprietary information of any of the Company’s or any of its Affiliates’ suppliers, distributors and customers; (iii) trade secrets, compilations of data and analyses, techniques, systems, formulae, research, records, reports, manuals, documentation, models, data and data bases relating thereto; (iv) inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable); and (v) Acquisition Targets and Active Targets.  Confidential Information shall not include information that (a) is or becomes publicly known through no wrongful act or breach of obligation of confidentiality by Executive; (b) was rightfully received by Executive from a third party (other than any of the Company’s Affiliates or any of the Company’s or any of its Affiliates’ suppliers, distributors or customers) without a breach of any obligation of confidentiality by such third party known to Executive or (c) was known to Executive prior to his employment with the Company.

“Employment Period” has the meaning set forth in Section 1.

“Executive” has the meaning set forth in the Preamble.

“Food Industries” means the retail grocery industry.

“Geographic Area” means the States of Illinois, Minnesota, Wisconsin, any other state in which the Company or any of its Subsidiaries conduct significant business after the date hereof, and any other state in which an Active Target is located.

“Good Reason” shall mean the resignation of Executive within six (6) months following the occurrence of: (a) the relocation of Roundy’s principal executive offices anywhere outside the greater Milwaukee, Wisconsin area, unless Executive agrees in writing to such relocation; (b) if Executive is forced or required to relocate; (c) the requirement that Executive report to anyone other than the Chief Executive Officer of the Company; (d) the removal of any titles of

Executive specified in Section 2 hereof unless Executive agrees in writing to the removal of any such titles; (e) a material reduction in the scope of Executive’s authorities, duties or responsibilities; (f) a material diminution in Executive’s annual level of equity compensation as compared to historic granting practices, other than an across-the-board reduction applicable to all senior executive officers of the Company instituted after consultation with Executive; or (g) a material breach of the Company obligations under this Agreement, which breach, if curable, is not cured within fifteen (15) days after written notice thereof to the Company describing such breach with reasonable specificity.  In the event that Executive terminates his employment for Good Reason, the Company shall be entitled to deliver written notice to Executive within fifteen (15) days following such termination demanding that the determination of the existence of Good Reason be determined by arbitration in accordance with the procedures set forth in Section 13(m) hereof.  If the arbitrator determines that Good Reason did not exist, the termination shall be treated as a Voluntary Termination and the Company shall have no obligations to pay or provide to Executive the compensation payments and other benefits to which he would have otherwise been entitled to pursuant to a Termination for Good Reason.  If the arbitrator determines that Good Reason did exist, then in addition to the compensation payments and other benefits payable to Executive based on a termination for Good Reason, the Company shall pay the fees and expenses of Executive related to such arbitration.

“Incapacity” means the disability of Executive caused by any physical or mental injury, illness or incapacity as a result of which Executive is unable to effectively perform the essential functions of Executive’s duties as determined by the board of directors of the Company in good faith, for a period of ninety (90) consecutive days or a period of 120 days during any 180- day period.

“Noncompete Period” means the two (2) year period following the Termination Date.

“Person” means an individual or a corporation, partnership, limited liability company, trust, unincorporated organization, association or other entity.

“Public Sale” means any sale pursuant to a registered public offering under the Securities Act or any sale to the public through a broker, dealer or market maker pursuant to the provisions of Rule 144 adopted under the Securities Act.

“Reference Period” means the one (1) year period immediately preceding the Termination Date.

“Salary Bonus” has the meaning set forth in Section 3(c).

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof.  For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association or other business entity.  For purposes hereof, references to a “Subsidiary” of the Company shall be given effect only at such times that the Company has one or more Subsidiaries, and, unless otherwise indicated, the term “Subsidiary” refers to a Subsidiary of the Company.

“Termination” has the meaning set forth in Section 4(a).

“Termination Date” has the meaning set forth in Section 4(a).

“Voluntary Termination” has the meaning set forth in Section 4(a).

“Work Product” means all inventions, innovations, improvements, developments, methods, processes, designs, analyses, drawings, reports and all similar or related information (whether or not patentable or reduced to practice or comprising Confidential Information) and any copyrightable work, trade mark, trade secret or other intellectual property rights (whether or not comprising Confidential Information) and any other form of Confidential Information, any of which relate to the Company or any of its Affiliates’ actual or anticipated business, research and development or existing or future products or services and which were or are conceived, reduced to practice, contributed to, developed, made or acquired by Executive (whether alone or jointly with others) while employed (both before and after the date hereof) by the Company (or its predecessors, successors or assigns) and its Affiliates.

10.           Notices.  Any notice provided for in this Agreement must be in writing and must be either personally delivered, mailed by first class mail (postage prepaid and return receipt requested) or sent by reputable overnight courier service (charges prepaid) to the recipients at the address indicated below:

If to Executive:

with a copy to:	Katten Muchin Rosenman LLP
525 West Monroe
Chicago, IL 60661
Attn: Walter S. Weinberg

If to the Company:	875 E. Wisconsin Ave.
Milwaukee, WI 53202
Attn: General Counsel

with a copy to:

Kirkland & Ellis
300 North LaSalle
Chicago, IL 60654
Attn: Richard Campbell

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.  Any notice under this Agreement shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States, return receipt requested, upon actual receipt; (b) if sent by reputable overnight air courier (such as DHL or Federal Express), two business days after being so sent; or (c) if otherwise actually personally delivered, when so delivered.

11.           Code Section 409A.

(a)           The intent of the parties is that payments and benefits under this Agreement comply with Code Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith, provided, however that in no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on Executive by Code Section 409A.

(b)           Notwithstanding anything to the contrary in this Agreement, if the Executive is deemed on the Termination Date to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered “non-qualified deferred compensation” under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Executive, and (ii) the date of the Executive’s death, to the extent required under Code Section 409A.  Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 11(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c)           To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (A) all such expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive, (B) any right to such reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(d)           For purposes of Code Section 409A, Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.  Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(e)           Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

12.           In connection with entering in the Agreement hereunder, Executive represents and warrants to the Company that:

(a)           This Agreement and each of the other agreements contemplated hereby constitutes the legal, valid and binding obligation of Executive, enforceable in accordance with its terms, and the execution, delivery and performance of this Agreement and such other agreements by Executive does not and shall not conflict with, violate or cause a breach of any agreement, contract or instrument to which Executive is a party or any judgment, order or decree to which Executive is subject.

(b)           Executive has consulted with independent legal counsel regarding his rights and obligations under this Agreement and fully understands the terms and conditions contained herein.  Executive has obtained advice from persons other than the Company and its counsel regarding the tax effects of the transaction contemplated hereby.

(c)           In signing this Agreement, Executive gives the Company assurance that Executive has carefully read and considered all of the terms and conditions of this Agreement, including the restraints imposed under Sections 5, 6 and 7 hereof.  Executive agrees that these restraints are necessary for the reasonable and proper protection of the Company and its Confidential Information and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area, and that these restraints, individually or in the aggregate, will not prevent Executive from obtaining other suitable employment during the period in which Executive is bound by the restraints.  Executive acknowledges that each of these covenants has a unique, very substantial and immeasurable value to the Company and that Executive has sufficient assets and skills to provide a livelihood while such covenants remain in force.  Executive further covenants that Executive will not challenge the reasonableness or enforceability of any of the covenants set forth in Sections 5, 6 and 7 hereof, and that Executive will reimburse the Company for all costs (including reasonable attorneys’ fees) incurred in connection with any action to enforce any of the provisions of Sections 5, 6 and 7 hereof if the Company prevails on any material issue involved in such dispute or if Executive challenges the reasonableness or enforceability of any of the provisions of Sections 5, 6 and 7 hereof.

13.           General Provisions

(a)           Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.  The parties specifically acknowledge and agree that each covenant and agreement contained in Sections 5, 6(a), 6(b), 7(a), 7 (b), 7(d) or 7(e) of this Agreement is separate and independent.

(b)           Complete Agreement.  This Agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way (including, without limitation, the Original Agreement and any employment agreement or similar agreement assumed by the Company or its Affiliates and Executive, which is hereby terminated).

(c)           Counterparts.  This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

(d)           Successors and Assigns.  This Agreement shall bind and inure to the benefit of and be enforceable by Executive, the Company, and their respective successors and assigns; provided that the rights and obligations of Executive under this Agreement shall not be assignable.

(e)           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Wisconsin or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Wisconsin.

(f)            Remedies.  Each of the parties to this Agreement shall be entitled to enforce its rights under this Agreement specifically, to recover damages and costs (including reasonable attorney’s fees) caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor.  To the extent provided in Section 8 hereof, the parties hereto agree and acknowledge that money damages would not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

(g)           Survival.  The provisions set forth in Sections 4 through 13 shall survive and continue in full force and effect in accordance with their terms notwithstanding any termination of the Employment Period.

(h)           Amendment and Waiver.  The provisions of this Agreement may be amended and waived only with the prior written consent of the Company and Executive.

(i)            Joint and Several Liability.  The parties hereto agree that the Company, RAC and RSI shall be jointly an severally liable to Executive for the Company’s obligations arising under this Agreement.

(j)            Strict Construction.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

(k)           Other Laws.  Nothing in this Agreement shall be construed to limit or negate any common or statutory law, including, without limitation, any laws of fiduciary duties, torts or trade secrets, where it provides the parties hereunder with broader protection than that provided herein.

(l)            Expenses.  The Company shall pay the reasonable fees and expenses, including reasonable attorneys’ fees, incurred by Executive in connection with the preparation, negotiation, execution and delivery of this Agreement and the other agreements entered into in connection herewith or therewith.

(m)          Arbitration.  In the event of any controversy among the parties hereto arising out of, or relating to, this Agreement, which cannot be settled amicably by the parties, such controversy shall be finally, exclusively and conclusively settled by mandatory arbitration conducted expeditiously in accordance with the American Arbitration Association rules for employment disputes, by a single independent arbitrator; provided that notwithstanding the foregoing the Company shall be entitled to seek a temporary restraining order and any other injunctive relief, from a court of competent jurisdiction, restraining Executive from committing or continuing any violation of Sections 5, 6 or 7 herein; provided further that monetary damages for any breach of this Agreement shall be determined pursuant to this Section 13(m).  If the parties are unable to agree on the selection of an arbitrator, then any party may petition the American Arbitration Association for the appointment of an arbitrator, which appointment shall be made within ten (10) days of the petition therefore.  Either the Company or Executive may institute such arbitration proceeding by giving written notice to the other party.  A hearing shall be held by the arbitrator in the City of Chicago, Illinois within thirty (30) days of his or her appointment.  In preparation for their presentation at such hearing, each party may depose a maximum of four (4) people.  Each such deposition shall last no more than six (6) hours.  Each side may file with the arbitrator one brief not in excess of thirty (30) pages, excluding exhibits.  Each side shall have no more than eight (8) hours to present its position to the arbitrator.  The hearing shall be no more than three (3) days in length.  The decision of the arbitrator shall be final and binding upon all parties hereto and shall be rendered pursuant a written decision which contains a detailed recital of the arbitrator’s reasoning.  Judgment upon the award rendered may be entered in any court having jurisdiction thereof.

(n)           Clawback.  To the extent required by applicable law, in the event of a material inaccuracy in the Company’s statements of earnings, gains or other criteria that reduces previously reported net income or increases previously reported net loss, the Company shall have the right to take appropriate action to recoup from Executive any portion of any incentive compensation received by Executive, the grant of which was tied to the achievement of one or more specific earnings targets (e.g., revenue, gain on sale, equity in earnings in unconsolidated communities, G&A expense, operating income, net income, etc.), with respect to the period for which such financial statements are materially inaccurate, regardless of whether Executive engaged in any misconduct or was at fault or responsible in any way for causing the material inaccuracy, if, as a result of such material inaccuracy, Executive otherwise would not have received such incentive compensation (or portion thereof).  In the event that the Company is entitled to, and seeks, recoupment pursuant to this paragraph, Executive shall promptly reimburse the after-tax portion (after taking into account all available deductions in respect of such reimbursement) of such incentive compensation which the Company is entitled to recoup hereunder.  In the event that Executive fails to make prompt reimbursement of any such incentive compensation which the Company is entitled to recoup and as to which the Company seeks recoupment hereunder, Executive acknowledges and agrees that the Company shall have the right to (i) deduct the amount to be reimbursed hereunder from the compensation or other payments due to Executive from the Company or (ii) to take any other appropriate action to recoup such payments.  The Company’s right of recoupment pursuant to this paragraph shall apply only if the demand for recoupment is made not later than three years following the payment of applicable incentive compensation.  The Company must seek recoupment of any such payments from Executive within six (6) months of the Board’s actual knowledge of the material financial statement inaccuracy which forms the basis for such recoupment pursuant to this paragraph.  The rights contained in this paragraph shall be in addition to, and shall not limit, any other rights or remedies that the Company may have under law or in equity, including, without limitation, any rights the Company may have under any other Company recoupment policy or other agreement or arrangement with Executive.

*   *   *   *

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement on the date first written above.

ROUNDY’S, INC.

By:

Its:

EXECUTIVE:

ROUNDY’S SUPERMARKETS, INC.

By:

Its:

For purposes of Section 13(i) hereof,

ROUNDY’S ACQUISITION CORP.

By:

Its:

Signature Page to Employment Agreement

EXHIBIT A

GENERAL RELEASE

I, Darren W. Karst in consideration of and subject to the terms and conditions set out in the Employment Agreement dated as of [February     , 2012] between the Company and Executive (as amended from time to time, the “Agreement”), and other good and valuable consideration, do hereby release and forever discharge as of the date hereof Roundy’s Inc., a Delaware corporation (the “Company”), its parents, subsidiaries and affiliates and each of their respective present and former directors, officers, partners, members, agents, representatives, employees, successors and assigns (collectively, the “Released Parties”) to the extent provided below.

1.               I understand and agree that I will not receive the benefits specified in Section 4(d) of the Agreement unless I execute this General Release.

2.               I knowingly and voluntarily release and forever discharge the Company and the other Released Parties from any and all claims, known or unknown, which I, my heirs, executors, administrators and assigns, may have, which arise out of my employment with, and my separation from, the Company and the other Released Parties (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical  Leave Act of 1993; the Civil Rights of 1866, as amended; the Worker Adjustment Retraining and Notification Act; Section 510 of the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law, for wrongful discharge; or arising under any policies, practices or procedures of the Released Parties; or any claim for breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses including attorney’ fees, incurred in these matters); provided, however, that the foregoing release and discharge shall not apply to rights and benefits I have with respect to any equity I own in the Company or any of its Affiliates, to rights I have with respect to any severance or other payments or health benefits pursuant to Section 4(d) and 4(e) of the Agreement or to any benefits vested under any employee benefit plans.

3.               I agree that this General Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this General Release.

4.               I agree not to file any charge or complaint on my own behalf, based upon claims arising from, or attributable in any way to, my employment with, and the separation of my employment with the Company and any other of the Released Parties, before any federal, state or local court, or administrative agency, or to participate in any such charge or complaint which may be made by any other person or organization on my behalf.  I also agree to withdraw and/or dismiss any such pending charges or complaints.  Notwithstanding the above, I further acknowledge that I am not waiving and am not being required to waive any right that cannot be waived under law, including the right to file an administrative charge or participate in an administrative investigation or proceeding; provided, however, that I disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding.

5.               I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission of any improper or unlawful conduct of myself or any of the Released Parties.

6.               I agree that if I challenge the validity of this General Release I will immediately repay to the Company any amounts paid pursuant to Section 4(d) of the Agreement, though I acknowledge that such repayment will not vitiate any of the rights of the Released Parties under this General Release.  I also agree that if I violate this General Release by suing the Company or any of the other Released Parties, I will pay all costs and expenses of defending against the suit incurred by the Released Parties, including reasonable attorneys’ fees.

7.               I agree that this General Release is confidential and agree not to disclose any information regarding the terms of this General Release, except to my immediate family and any tax, legal or other counsel I have consulted regarding the meaning or effect hereof or as required by law, and I will instruct each of the foregoing not to disclose the same to anyone.

8.               Any non-disclosure provision in this General Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the National Association of Securities Dealers, Inc. (NASD), any other self-regulatory organization or governmental entity.

9.               I agree to make myself available to and cooperate with the Company in any internal investigation or administrative, regulatory, or judicial proceeding.  I understand and agree that my cooperation will include, but not be limited to, making myself available to the Company or the Released Parties upon reasonable notice for interviews and factual investigations; appearing at the Company’s (or Released Parties’) request to give testimony without requiring service of a subpoena or other legal process; volunteering to the Company or the Released Parties pertinent information; and turning over all relevant documents which are or may come into my possession.  I understand that in the event the Company or the Released Parties ask for my cooperation in accordance with this provision, the Company or the Released Parties will pay me at a rate of two hundred dollars per hour ($200.00/hour) for time spent (other than during such time as I am receiving severance payments pursuant to Section 4(d)) providing such cooperation, and shall also reimburse me for reasonable expenses, including travel, lodging, meals and attorneys employed by me in connection with such availability and cooperation, upon my submission of receipts.  The Company and the Released Parties agree that any request for my cooperation will not unreasonably interfere with my efforts to find new employment or any new employment I may have following the termination of my employment with the Company and further agree that, without my prior consent, I will not be required to cooperate with the Company and the Released Parties for more than ten (10) hours per month or an aggregate of fifty (50) hours per year.

10.         Whenever possible, each provision of this General Release shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

BY SIGNING THIS GENERAL RELEASE, I STATE THAT:

1.             I HAVE READ IT;

2.             I UNDERSTAND IT AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1967, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

3.             I CONSENT TO EVERYTHING IN IT;

4.             I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO;

5.             I HAVE BEEN GIVEN WHAT I CONSIDER A SUFFICIENT PERIOD OF TIME TO REVIEW AND CONSIDER THIS GENERAL RELEASE BEFORE SIGNING IT;

6.             I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY; AND

7.             I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

DATE:

Signed:

EXECUTIVE

EXHIBIT B

SECTION 280G PROVISIONS

This Exhibit B sets forth the terms and provisions applicable to Executive pursuant to the provisions of Section 4(h) of the Agreement.  This Exhibit B shall be subject in all respects to the terms and conditions of the Agreement.  Capitalized terms used without definition in this Exhibit B shall have the meanings set forth in the Agreement.

(a)           In the event that any payment that is either received by Executive or paid by the Company on Executive’s behalf or any property, or any other benefit provided to Executive under the Agreement or under any other plan, arrangement or agreement with the Company or any other person whose payments or benefits are treated as contingent on a change of ownership or control of the Company (or in the ownership of a substantial portion of the assets of the Company) or any person affiliated with the Company or such person (but only if such payment or other benefit is in connection with Executive’s employment by the Company) (collectively the “Company Payments”), would be subject to the tax imposed by Section 4999 of the Code (and any similar tax that may hereafter be imposed by any taxing authority) (the “Excise Tax”), then the Company shall pay to Executive an additional amount (the “Gross-Up Payment”) such that the net amount retained by the Executive, after deduction of any Excise Tax on the Company Payments and any U.S. federal, state, and local income or payroll tax upon the Gross-Up Payment provided for by this clause (a), but before deduction for any U.S. federal, state, and local income or payroll tax on the Company Payments, shall be equal to the Company Payments.  Notwithstanding the foregoing provisions of this clause (a), if it shall be determined that Executive is entitled to the Gross-Up Payment, but that the Parachute Value of all Company Payments does not exceed 110% of the Safe Harbor Amount, then no Gross-Up Payment shall be made to Executive and the Company Payments shall be reduced so that the Parachute Value of all Company Payments, in the aggregate, equals the Safe Harbor Amount.

(i)            The following terms shall have the following meanings for purposes of this clause (a): (A) the “Parachute Value” of a Company Payment shall mean the present value as of the date of the change of control for purposes of Section 280G of the Code of the portion of such Company Payment that constitutes a “parachute payment” under Section 280G(b)(2), and (B) “Safe Harbor Amount” means $1 less than three (3) times Executive’s “base amount,” within the meaning of Section 280G(b)(3) of the Code.

(ii)           The payment reduction contemplated by clause (a), if applicable, shall be implemented by determining the Parachute Payment Ratio (as defined below) for each Company Payment and then reducing the Company Payments in order beginning with the Company Payments with the highest Parachute Payment Ratio.  For Company Payments with the same Parachute Payment Ratio, such Company Payments shall be reduced based on the time of payment of such Company Payments, with amounts having later payment dates being reduced first.  For Company Payments with the same Parachute Payment Ratio and the same time of payment, such Company Payments shall be reduced on a pro rata basis (but not below zero) prior to reducing Company Payments with a lower Parachute Payment Ratio.  For purposes hereof, the term “Parachute Payment Ratio” shall mean a fraction, the numerator of which is the Parachute

Value of the applicable Company Payments, and the denominator of which is the intrinsic value of such Company Payments.

(b)           For purposes of determining whether any of the Company Payments and, if applicable, any Gross-Up Payment (collectively, the “Total Payments”) will be subject to the Excise Tax and the amount of such Excise Tax, (i) the Total Payments shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “parachute payments” in excess of the “base amount” (as defined under Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless and except to the extent that, in the opinion of the Company’s independent certified public accountants appointed prior to any change in ownership (as defined under Section 280G(b)(2) of the Code) or tax counsel selected by such accountants or the Company (the “Accountants”) such Total Payments (in whole or in part) are not subject to the Excise Tax, and (ii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of Section 280G of the Code.  In the event that the Accountants are serving as accountants or auditors for the individual, entity or group effecting the change in control (within the meaning of Section 280G of the Code), the Company shall appoint another nationally recognized accounting firm to make the determinations hereunder (which accounting firm shall then be referred to as the “Accountants” hereunder).  All determinations hereunder shall be made by the Accountants, who shall provide detailed supporting calculations both to the Company and Executive at such time as it is requested by the Company or Executive.  The determination of the Accountants shall be final and binding upon the Company and Executive.

(c)           For purposes of determining the amount of any Gross-Up Payment, Executive’s marginal blended actual rates of federal, state and local income taxation in the calendar year in which the change in ownership or effective control that subjects Executive to the Excise Tax occurs shall be used.  In the event that the Excise Tax is subsequently determined by the Accountants to be less than the amount taken into account hereunder at the time the Gross-Up Payment is made, Executive shall promptly repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the prior Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax and U.S. federal, state and local income tax imposed on the portion of the Gross-Up Payment being repaid by Executive), plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code.  In the event that the Excise Tax is later determined by the Accountants or the Internal Revenue Service to exceed the amount taken into account hereunder at the time the Gross-Up Payment is made (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest or penalties payable with respect to such excess imposed by the applicable taxing authority) promptly after the amount of such excess is finally determined.

(d)           The Gross-Up Payment or portion thereof provided for in clause (c) above shall be paid not later than the sixtieth (60th) day following an event occurring which subjects Executive to the Excise Tax; provided, however, that if the amount of such Gross-Up Payment or portion thereof cannot be finally determined on or before such day, the Company shall pay to Executive on such day an estimate, as determined in good faith by the Accountants, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code), subject to further payments pursuant to clause (c) above, as soon as the amount thereof can reasonably be determined.  Subject to clauses (c) and (h) of this Exhibit B, in the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to Executive, payable on the fifth (5th) day after demand by the Company (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code).

(e)           The Executive shall promptly notify the Company in writing of any claim by any taxing authority that, if successful, would require the payment by the Company of a Gross-Up Payment; provided, however, that failure by Executive to give such notice promptly shall not result in a waiver or forfeiture of any of Executive’s rights under this Exhibit B except to the extent of actual damages suffered by the Company as a result of such failure.  If the Company notifies Executive in writing within fifteen (15) days after receiving such notice that it desires to contest such claim (and demonstrates to the reasonable satisfaction of Executive its ability to pay any resulting Gross-Up Payment), Executive shall:

(i)            give the Company any information reasonably requested by the Company relating to such claim;

(ii)           take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney selected by the Company that is reasonably acceptable to Executive;

(iii)          cooperate with the Company in good faith in order effectively to contest such claim; and

(iv)          permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company’s actions do not unreasonably interfere with or prejudice Executive’s disputes with the taxing authority as to other issues; and provided, further, that the Company shall bear and pay on an after-tax and as-incurred basis, all attorneys fees, costs and expenses (including additional interest, penalties and additions to tax) incurred in connection with such contest (including but not limited to those of Executive’s personal counsel) and shall indemnify and hold Executive harmless, on an after-tax and as-incurred basis, for all resulting taxes (including, without limitation, income and excise taxes), interest, penalties and additions to tax.

(f)            The Company shall be responsible for all charges of the Accountants.

(g)           The Company and Executive shall promptly deliver to each other copies of any written communications, and summaries of any verbal communications, with any taxing authority regarding the Excise Tax covered by this Exhibit B.

(h)           Nothing in this Exhibit B is intended to violate the Sarbanes-Oxley Act of 2002 and to the extent that any advance or repayment obligation hereunder would do so, such obligation shall be modified so as to make the advance a nonrefundable payment to Executive and the repayment obligation null and void.

(i)            Notwithstanding the foregoing, any payment or reimbursement made pursuant to this Exhibit B shall be paid to Executive promptly and in no event later than the end of the calendar year next following the calendar year in which the related tax is paid by Executive or as otherwise provided under Treasury Regulation §1.409A-3(i)(1)(v).

(j)            The provisions of this Exhibit B shall survive the termination of Executive’s employment with the Company for any reason and any amount payable under this Exhibit B shall be subject to the provisions of Section 11 of the Agreement.